Exhibit 3.1

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 04/17/2015 03:38 PM
Original ID: 2010-000588522
Amendment ID: 2015-001721954

Profit Corporation
Articles of Amendment

1. Corporation name:

TECHNOVATIVE GROUP, INC.

2. Article(s) Four is amended as follows:

The attached Annex I shall be added to Article IV of the Amended and Restated Articles of Incorporation of the company.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 04/02/2015
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

The amendment was duly approved by the board of directors of the company pursuant to Section 4.1 and 4.2 of the Amended and Restated Articles of Incorporation of the company, and the Wyoming Business Corporation Act section 17-16-602.

OR

Received
APR - 9 2015
Secretary of State
Wyoming

P-Amendment - Revised 11/2012

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature: [signature]

Date: 04/02/2015
(mm/dd/yyyy)

Print Name: Lee Chan Yue

Title: Chief Executive Officer

Contact Person: Gracie Zhou

Daytime Phone Number: (646) 627-7326 Email: gzhou@golawintl.com

Checklist

- ✓ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ✓ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- ✓ Please submit one **originally signed** document and one exact **photocopy** of the filing.

P-Amendment - Revised 11/2012

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

TECHNOVATIVE GROUP, INC.

Technovative Group, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Wyoming and by virtue of Section 17-16-602 of the Wyoming Business Corporation Act (the "WBCA"), DOES HEREBY CERTIFY that:

The Amended and Restated Articles of Incorporation ("Articles of Incorporation") of the Company provide that the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $.001 per share. The Articles of Incorporation provides, further, that the Board of Directors is authorized, to the extent permitted by law, to provide for the issuance of the shares of preferred stock in series, and by filing an Articles of Amendment pursuant to the WBCA, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors, by Unanimous Written Consent dated April 2, 2015, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 100,000 shares of Series A Convertible Preferred Stock, and that a copy of such resolutions is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, and in accordance with Section 17-16-602 of the WBCA, the Board of Directors hereby establishes a series of the authorized preferred stock of the Company with par value of $.001 per share, which series shall be designated as "Series A Convertible Preferred Stock" and which will consist of 100,000 shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1. Designation and Number of Shares. Shares of the series shall be designated and known as the "Series A Convertible Preferred Stock" of the Company. The Series A Convertible Preferred Stock (the "Series A") shall consist of 100,000 shares.

2. No Liquidation Preference. The Series A shall not have any right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

3. Dividends. The Series A will not be entitled to dividends unless the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A will be entitled to receive dividends of cash or property out of any assets legally available therefor, in an amount or value equal to the Conversion Rate multiplied by the Reverse Split (as defined in Section 4(a) below) multiplied by the amount paid in respect of one share of Common Stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock. Any dividend payable to the Series A will have the same record and payment date and terms as the dividend is payable on the Common Stock.

4. Conversion. The holder of Series A shall have the following conversion rights (the "Conversion Rights"):

(a) Reverse Split. The Company shall file an amendment to the Company's Articles of Incorporation ("Amendment") with the Secretary of State of the State of Wyoming effecting a 1-for-10 reverse stock split (or such other ratio) of the Common Stock (the "Reverse Split") so that the Company has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Series A and resulting in all holders of the Series A owning no less than ninty-nine and five-tenths percent (99.5%) of the outstanding Common Stock immediately following the conversion of all outstanding shares of Series A (the "Required Percentage").

(b) Obligation. The Company agrees that it shall in good faith, promptly take any and all such action as may, in the opinion of its counsel, be necessary to effect the Reverse Split and to expeditiously effect the conversion of all outstanding shares of Series A to shares of Common Stock and use its best efforts to obtain the requisite shareholder approval of any necessary amendment or restatement to the Articles of Incorporation to achieve the foregoing.

(c) Automatic Conversion. The outstanding shares of Series A Preferred shall be converted automatically (the "Automatic Conversion") into fully-paid and non-assessable shares of Common Stock upon the effectiveness of the Reverse Splilt as approved by the Financial Industry Regulatory Authority (the "Effectiveness of the Reverse Split") at a conversion rate as would result in the Series A acquiring the Required Percentage, which is expected to be Five Hundred and Fifteen (515) shares of fully paid and non-assessable Common Stock for one (1) share of Series A (the "Conversion Rate").

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(d) Mechanics of Conversion. The Conversion of Series A shall be conducted in the following manner:

Upon the occurrence of the Effectiveness of the Reverse Split, the outstanding shares of Series A shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock unless the certificates evidencing the shares of Series A are delivered to the Company as provided below, or the holder notifies the Company that the certificates have been lost, stolen or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the certificates. Upon the occurrence of the Automatic Conversion, the holders of Series A shall surrender the certificates representing the shares at the office of the Company. Thereupon, there shall be issued and delivered to the holder promptly at the office and in its name as shown on the surrendered certificates, a certificate for the number of shares of Common Stock into which the shares of Series A surrendered were convertible on the date on which the Automatic Conversion occurred.

5. Adjustments to Conversion Rate and Certain Other Adjustments. The Conversion Rate for the number of shares of Common Stock into which Series A shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to Series A holders:

(a) Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to or on the date of a conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such conversion of Series A shall be increased in proportion to such increase in outstanding shares of Common Stock and to ensure that Series A holders, in the aggregate, acquired the Required Percentage of Common Stock.

(b) Aggregation of Shares. If prior to or on the date of a conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event (not including the Reverse Split), then, upon the effective date thereof, the number of shares of Common Stock issuable on conversion of Series A shall be decreased in proportion to such decrease in outstanding shares of Common Stock and to ensure that Series A holders, in the aggregate, acquired the Required Percentage of Common Stock.

(c) Mergers or Consolidations. If at any time or from time to time prior to the date of a conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above), as a part of such capital reorganization, provision shall be made so that the holders of Series A shall thereafter be entitled to receive upon conversion of Series A the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as provided above. If this Section 5(c) applies, Sections 5(a) and 5(b) shall not apply. In addition to all other rights of the holders of Series A contained herein, simultaneous with the occurrence of a merger, consolidation or similar capital reorganization of the Common Stock described above, each holder of Series A shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A at a price per share of Series A equal to one hundred ten percent (110%) of the Liquidation Preference Amount.

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(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company, shall, at any time within two (2) years following the initial issuance date of Series A, issue or sell any additional shares of Common Stock ("Additional Shares of Common Stock"), at a price per share less than the Liquidation Preference Price or without consideration, then the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion of Series A shall be increased in proportion to such increase in outstanding shares of Common Stock and to ensure that Series A holders, in the aggregate, acquired the Required Percentage of Common Stock.

(f) Issuance of Common Stock Equivalents. The provisions of this Section 5(f) shall apply if (a) the Company, at any time within two (2) years following the initial issuance date of Series A, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than Series A, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the Liquidation Preference Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the Liquidation Preference Price, then the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion of Series A shall be increased in proportion to such increase in outstanding shares of Common Stock and to ensure that Series A holders, in the aggregate, acquired the Required Percentage of Common Stock.

6. Voting Rights. The holders of shares of Series A shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law;

(b) The right to vote together with the holders of the Common Stock and Series A, as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A carrying a number of votes equal to the number of shares of Common Stock that would be issuable upon Conversion to ensure the acquisition of the Required Percentage of Common Stock based on the then applicable Conversion Rate and each holder of Series A shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company; and

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(c) Whenever holders of Series A are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary or required to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of Series A shall entitle the holder thereof to one vote on all matters to be voted on by the holders of Series A, as set forth in this Section 6(c).

7. No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of Series A and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares that a Series A Holder holds at the time of conversion into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

8. Replacement. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

9. No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A against impairment.

10. Status of Converted Stock. Upon the conversion, redemption or extinguishment of Series A, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation. Following conversion of all outstanding shares of Series A upon the Automatic Conversion, this Certificate of Designations shall be automatically cancelled and void and immediately be of no further force and effect.

11. Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

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12. Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

13. No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A shall be made without charge to the converting holders for such certificates or for any tax in respect of the issuance of such certificates.

14. Reservation of Shares. To the fullest extent possible, the Corporation shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A.

15. Amendment. This Certificate of Designations constitutes an agreement between the Company and the holders of Series A. For as long as any shares of Series A are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series A, voting together as a class and series.

RESOLVED, FURTHER, that the officers of this Company be, and each of them hereby is, authorized and empowered on behalf of the Company to execute, verify and file this Certificate of Designations to the Articles of Amendment in accordance with Wyoming law.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 2nd day of April, 2015.

TECHNOVATIVE GROUP, INC.

/s/ Lee Chan Yue
Name: Lee Chan Yue
Title: Chief Executive Officer

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